UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2009

FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On February 26, 2009, the board of directors of the Federal Home Loan of Atlanta (the "Bank") approved certain capital management changes. In advance of the Bank's annual process of recalculating its membership stock purchase requirement, management engaged in a thorough review of the Bank's capital position in light of the current environment, its regulatory capital requirements, and its commitment to maintain sufficient liquidity to satisfy members' funding needs.

At this time, the Bank continues to work diligently to finalize its 2008 year-end financial results. Based on the current schedule, the Bank anticipates filing its annual financial report in late March. In the meantime, the Bank's management and board of directors are taking prudent steps to manage capital until markets improve and greater clarity is available on the fair-value accounting treatment of the Bank's mortgage-backed securities portfolio.

After the review of several options, on February 26, 2009, the board of directors approved certain changes that the Bank believes will facilitate capital management. These changes include the following:

Cap on Membership Stock Requirement to increase to $26 million.

The Bank's Capital Plan permits the board of directors to set the dollar cap for the Bank's subclass B1 membership stock requirement between a range of $15 million and $35 million. The board of directors increased the dollar cap from $25 million to $26 million, effective as of March 30, 2009. This increase will be implemented for all members in connection with the annual recalculation of the subclass B1 membership stock requirement.

Excess Stock Threshold Amount increased to $2.5 billion.

The excess stock threshold amount is the amount of excess shares of the Bank's activity-based subclass B2 capital stock that generally triggers a voluntary repurchase by the Bank of such excess shares. The board of directors approved raising the excess stock threshold amount from $100,000 to $2.5 billion.

Repurchases of excess activity-based subclass B2 capital stock to be evaluated on a quarterly basis.

Effective immediately, the Bank will no longer conduct repurchases of activity-based subclass B2 excess stock on a daily basis. Instead, the Bank will evaluate whether to repurchase excess stock on a quarterly basis, after the close of each fiscal quarter. Members will receive prior written notice of any quarterly repurchases, and such repurchases, if any, will be conducted on a pro rata basis.

The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Information

Some of the statements made in this report, including those that relate to the Bank's ability to manage capital, are "forward-looking statements", which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's capital management, results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the Bank's financial performance; legislative and regulatory actions or changes; future economic and market conditions; changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; political, national and world events; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: February 27, 2009	By: /s/ W. Wesley McMullan
W. Wesley McMullan
Executive Vice President,
Director of Financial Management